                                                                                                                                                          Exhibit 99.2

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                  FOR IMMEDIATE RELEASE

CONTACT:                                                 Media: Dana Bolden
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THE BOARD OF DIRECTORS OF THE COCA-COLA COMPANY

ELECTS JACOB WALLENBERG AS DIRECTOR

Elects William D. Hawkins III as Officer and Assistant Treasurer

    ATLANTA, Dec. 13, 2007 -- The Coca-Cola Company Board of Directors today elected Jacob Wallenberg as a Director of the Company, effective January 1, 2008.

Mr. Wallenberg is chairman of the Board of Investor AB, the largest industrial holding company in the Nordic region.  He also serves as vice-chairman of Skandinaviska Enskilda Banken AB (SEB), Atlas Copco AB, SAS AB and a board member of ABB Ltd, The Nobel Foundation, The Stockholm School of Economics and The Knut and Alice Wallenberg Foundation.

As part of his election, Mr. Wallenberg was appointed to the Public Issues and Diversity Review Committee and the Committee on Directors and Corporate Governance.

Born in Stockholm, Mr. Wallenberg was educated at the Wharton School, University of Pennsylvania, where he earned a bachelor of science in economics in 1980 and an MBA in 1981. After participating in extensive training programs at a number of international banks, Mr. Wallenberg joined SEB, a North European financial group, in 1984 and held various positions in Sweden, Singapore, Hong Kong, London and New York.

From 1990 to 1992, Mr. Wallenberg was deputy managing director of Investor AB. After rejoining the SEB Group in 1993, Mr. Wallenberg was appointed CEO in 1997 and was chairman of the board from 1998 to 2005.

Mr. Wallenberg attended the Royal Swedish Naval Academy and is today an officer in the Royal Swedish Naval Reserve.

The Board also elected William D. Hawkins III as vice president of the Company and appointed him general tax counsel.  Hawkins has worked in the Company’s Office of General Tax Counsel since 1998 and will now lead the Company’s tax policy and strategy team.

Prior to joining The Coca-Cola Company, Hawkins was a partner with the law firms of White & Case and, later, McClure, Trotter & Mentz in Washington, D.C.

Hawkins obtained his undergraduate and juris doctorate degrees from Wake Forest University and a master of laws in taxation degree from Georgetown University Law Center.

The Coca-Cola Company

The Coca-Cola Company is the world's largest beverage company.  Along with Coca-Cola®, recognized as the world's most valuable brand, the Company markets four of the world's top five nonalcoholic sparkling brands, including Diet Coke®, Fanta® and Sprite®, and a wide range of other beverages, including diet and light beverages, waters, juices and juice drinks, teas, coffees, energy and sports drinks.  Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1.4 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.thecoca-colacompany.com.

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NOTE TO EDITORS: Images related to this release can be found on www.thecoca-colacompany.com.